[SULLIVAN & CROMWELL LETTERHEAD]

June 6, 2000

Spieker Properties, L.P.,

Spieker Properties, Inc.,
2180 Sand Hill Road, Suite 200,
Menlo Park, California 94025.

Ladies and Gentlemen:

      We have acted as counsel to Spieker Properties, Inc. a Maryland corporation (“Spieker”), in connection with the planned merger of Spieker with and into Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), pursuant to the Agreement and Plan of Merger, dated as of February 22, 2001, as amended by and among Equity Office, EOP Operating Limited Partnership, a Delaware limited partnership, Spieker and Spieker Properties, L.P., a California limited partnership (the “Merger Agreement”), as described in the combined proxy statement of Spieker and Equity Office and prospectus of Equity Office (the “Proxy Statement/ Prospectus”), which is part of the registration statement on Form S-4, dated June 6, 2001 (the “Registration Statement”), to which this opinion is attached as an exhibit. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Merger Agreement.

      For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that: (i) the Merger will be completed in the manner set forth in the Merger Agreement and in the Proxy Statement/ Prospectus and (ii) the factual representations contained in the letters of representations from each of the Spieker and Equity Office to us dated June 6, 2001, are true and complete.

      Based upon and subject to the forgoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, that:

(1)	the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

(2)	the discussion set forth under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER” in the Proxy Statement/ Prospectus sets forth the material federal income tax consequences to Spieker common and preferred stockholders in connection with the Merger.

     In addition, based upon, subject to and limited by the assumptions and qualifications set forth herein, we confirm our opinions described under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER” in the Proxy Statement/Prospectus.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER” in the Proxy Statement/ Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell

Sullivan & Cromwell